Exhibit 99.1

Pacific Energy Partners, L.P. Announces Adjustment to 2003 Net Income

       LONG BEACH, Calif.--(BUSINESS WIRE)--March 10, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced today that it will record an additional charge of $1.2 million against 2003 net income to reflect a decision issued by the Federal Energy Regulatory Commission
(FERC) in a shipper rate complaint that had been filed against Frontier Pipeline Company in early 2001. Pacific Energy Partners owns 22.22% of Frontier.
       The FERC decision awarded reparations to the complainants for joint tariff shipments from January 1999 to January 2002. All other aspects of the case were settled in early 2002; therefore, there is no impact on Frontier's current rates or revenues. Pacific Energy
Partners expects that the decision will be appealed or that rehearing at the FERC will be sought.
       The FERC decision was issued after the Partnership announced its 2003 financial results on January 27, 2004. At that time, Pacific Energy Partners announced net income for the twelve months ended December 31, 2003, of $26.2 million, or $1.15 per basic limited partner unit. The additional charge of $1.2 million, or $0.05 per basic limited partner unit, results in net income of $25.0 million, or $1.10 per basic limited partner unit. This change will be reflected in Pacific Energy Partners' 2003 Form 10-K to be filed with the
Securities and Exchange Commission by March 15, 2004.
       Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing, and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners generates revenue primarily by charging tariff rates for transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

       This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.
Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002, and the Registration Statement on Form S-3 filed August 1, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562/728-2871
             fax: 562/728-2881